Exhibit 10.16
Compensatory Arrangements with Directors
The amount of the annual cash retainer, committee chair cash retainers and restricted stock grants for our non-employee directors for the current year are set forth in the table below. Each non-employee director is also paid $2,000 for each meeting of the Board of Directors or any committee thereof of which he is a member that he attends. Directors who are employees of PTC are not compensated for their service as a director.

Name	Chair Position	Annual Retainer	Committee Chair Retainer	Annual Equity Grant(1)
Donald Grierson	Chairman of the Board	$85,040	—	11,089 shares
	Corporate Governance Committee		—
	Compensation Committee		$10,000
Thomas Bogan		$35,000		7,479 shares
Paul Lacy		$35,000		7,479 shares
Robert Schechter	Audit Committee	$35,000	$10,000	8,247 shares
Michael Porter	Corporate Development Committee	$35,000	$5,000	7,749 shares	(2)
Renato Zambonini		$35,000		7,479 shares

(1)
The restrictions on the shares will lapse on the earlier of the date of the 2013 Annual Meeting of Stockholders and March 15, 2013, provided the person remains a director on that date and pursuant to our 2000 Equity Incentive Plan.

(2)
In addition to the annual equity grant, on November 15, 2011, we entered into a consulting agreement with Michael Porter. In consideration for providing consulting services, we made a restricted stock grant of 9,402 shares, half of which vested on November 15, 2012 and the other half of which will vest on November 15, 2013.